Exhibit 99.01

Xcel Energy Media Relations 414 Nicollet Mall, 7th floor Minneapolis, MN 55401 (612) 215-5300 www.xcelenergy.com

Xcel Energy Board elects new member
Experienced leader in banking and renewable energy joins board of directors

Minneapolis Feb. 22, 2017- Daniel Yohannes has been elected to Xcel Energy’s board of directors, effective March 1, 2017.

Yohannes most recently served as the U.S. Ambassador to the Organization for Economic Cooperation and Development (OECD), an international forum promoting economic growth, prosperity, sustainable development and energy security through better policies. Prior to that appointment, he served as Chief Executive Officer of Millennium Challenge Corporation (MCC), a U.S. government development agency that provides grants for investments in, among other things, energy and power infrastructure in developing countries to create self-sustaining power systems and support economic development.

“We’re pleased to welcome Daniel and believe he will be a valuable addition to our board, complementing the already-strong experience of our directors,” said Ben Fowke, chairman, president and CEO of Xcel Energy. “He brings extraordinary experience in infrastructure and economic development, as well as excellence in managing complex stakeholder relationships. His passion for protecting the environment and addressing environmental issues in economic and sustainable ways are in line with our core values and will serve Xcel Energy well.”

Prior to his government service, Yohannes specialized in financial services and the renewable energy sector. During more than three decades in financial services, he held several leadership roles including Vice Chairman and Member of the Management Committee of U.S. Bank. Yohannes co-founded the New Resource Bank which invests in environmentally sustainable businesses. In addition, he has led organizations that promote renewable energy.

Yohannes is active in his community of Denver, Colorado and has served on several nonprofit boards, such as the board of Project C.U.R.E, an organization that delivers donated medical supplies to developing countries worldwide. He received a bachelor’s degree in economics from Claremont McKenna College and earned a Master of Business Administration from Pepperdine University.

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About Xcel Energy
Xcel Energy (NYSE: XEL) provides the energy that powers millions of homes and businesses across eight Western and Midwestern states. Headquartered in Minneapolis, the company is an industry leader in responsibly reducing carbon emissions and producing and delivering clean energy solutions from a variety of renewable sources at competitive prices. For more information, visit xcelenergy.com or follow us on Twitter and Facebook.